Exhibit 99.4

CONSENT OF GREENHILL & CO., LLC

Conflicts Committee of

the Board of Directors

of Linn Energy, LLC

600 Travis Street

Houston, TX 77002

Members of the Conflicts Committee:

We hereby consent to the inclusion of (i) our opinion letter, dated February 20, 2013, to the Conflicts Committee of the Board of Directors of Linn Energy, LLC (“LINN”) as Annex H to the joint proxy statement/prospectus included in Amendment # 3 to the Registration Statement of LINN and LinnCo, LLC (“LinnCo”) on Form S-4 (the “Registration Statement”) relating to the proposed transactions involving LINN, LinnCo and LinnCo Merger Sub, LLC, and (ii) references made to our firm and such opinion in the Registration Statement under the captions entitled “SUMMARY – Opinion of the Financial Advisor to the LINN Conflicts Committee”, “THE MERGER – Background of the Merger”, “THE MERGER – LinnCo’s and LINN’s Reasons for the Merger; Recommendation of the LinnCo Board of Directors and the LINN Board of Directors”, and “THE MERGER – Opinion of the Financial Advisor to the LINN Conflicts Committee”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” with respect to any part of the Registration Statement for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Dated August 7, 2013.

GREENHILL & CO., LLC

By:	/s/ Michael Marziani
Name: Michael Marziani
Title: Principal